UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________________

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 20, 2007

Footstar, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11681 (Commission File Number)	22-3439443 (IRS Employer Identification No.)

933 MacArthur Boulevard Mahwah, New Jersey (Address of Principal Executive Offices)	07430 (Zip Code)

Registrant’s telephone number, including area code:  (201) 934-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

As previously disclosed on a Form 8-K filed with the SEC on March 27, 2007 and via a press release of the same date, on March 27, 2007, Footstar, Inc. (the “Company”) announced the declaration of a $5.00 per common share cash distribution, which was paid on April 30, 2007 to shareholders of record at the close of business on April 13, 2007.

The Company currently believes, based on an opinion it has received from a nationally recognized accounting firm that it has specially engaged for this project, that solely for the purpose of United States federal income tax treatment, it is more likely than not that the cash distribution is a “non-liquidating distribution” under Section 301 of the Internal Revenue Code of 1986, as amended.  In the event that the cash distribution is characterized as a non-liquidating distribution, it will be treated for U.S. federal income tax purposes as a taxable dividend to the extent of the Company’s current and accumulated earnings and profits and then as a return of the shareholder’s basis.  Any remaining portion of the distribution in excess of the shareholder’s basis will be taxed as short-term or long-term capital gain, depending on each shareholder’s holding period for the stock and assuming that the stock constitutes a capital asset in the hands of the shareholder. The Company currently expects to receive, during the first quarter of fiscal year 2008, additional information regarding the tax treatment of the cash distribution from the accounting firm that has been engaged for this project.  The Company intends thereafter to provide additional information to its shareholders, including information to assist shareholders in reporting this cash distribution on the shareholders’ U.S. federal income tax returns.

THE FOREGOING IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL INCOME TAX CONSEQUENCES OF THE CASH DISTRIBUTION.

The foregoing is being provided as general information only and does not constitute legal or tax advice to any shareholder and is not binding on the IRS or any other governmental entity or court.  The determination of the appropriate tax treatment of the cash distribution is fact-intensive and involves analysis of applicable tax laws and current administrative and judicial interpretations, published rulings and other tax authority. The Company can give no assurance that the tax treatment described herein will be accorded to its shareholders or that it will remain unchanged (whether due to future legislative or administrative changes or administrative or judicial interpretations or otherwise).  Further, no ruling has been requested from the IRS with respect to the anticipated tax treatment of the cash distribution and the Company does not intend to seek such a ruling.

All of the foregoing is based upon United States federal income tax law, as currently in effect, which may be subject to differing interpretations and which are subject to change, possibly on a retroactive basis, and does not address any state, local, foreign, or other tax considerations.  No assurance can be given that possible changes in such United States federal income tax laws or interpretations will not adversely affect the above discussion of potential tax result.  The foregoing also assumes that a shareholder is one of the following:

•	a citizen or resident of the United States;

•	a corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state);

•	an estate the income of which is subject to United States federal income taxation regardless of its sources;

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

•	any other person whose worldwide income and gain is otherwise subject to United States federal income taxation on a net basis.

In addition, many types of shareholders (including, without limitation, financial institutions, tax-exempt organizations (including private foundations), insurance companies, dealers in securities, foreign investors, partnerships and their partners, holders that received their shares pursuant to the exercise of employee stock options or otherwise as compensation, and investors that hold the shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes) may be subject to special tax rules. The above discussion does not address tax consequences which may vary with, or are contingent on, a shareholder’s individual circumstances.  Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the cash distribution.

ACCORDINGLY, SHAREHOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX AND FINANCIAL ADVISORS TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE CASH DISTRIBUTION.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Footstar, Inc.

Date: December 20, 2007	By:	/s/ Maureen Richards
		Name:	Maureen Richards
		Title:	Senior Vice President, General Counsel and Corporate Secretary